Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS SECOND QUARTER & MID-YEAR 2013 RESULTS

Strong First Half Performance - Despite Weather Dampened Spring Quarter

Newport Beach, CA – August 5, 2013 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the second quarter and six month period ended June 30, 2013.

Fiscal 2013 First Half Financial Highlights – versus Fiscal 2012 First Half

•	Net sales improved from $172.1 million to $208.3 million, an increase of 21%

•	Net income improved from $17.5 million to $25.3 million, an increase of 45%

•	Earnings per diluted share improved from $0.61 to $0.88, an increase of 44%

Fiscal 2013 Second Quarter Financial Highlights – versus Fiscal 2012 Second Quarter:

•	Net sales improved from $84.8 million to $86.8 million, an increase of 2%

•	Net income declined slightly from $8.7 million to $8.4 million, a decrease of 4%

•	Earnings per diluted share declined from $0.30 to $0.29, a decrease of 3%

Note: Further details are available in the financial schedules attached to this press release

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “We are pleased to report strong first half performance despite unfavorable U.S. weather conditions throughout the Midwest and South. During the 2013 corn planting season, we continued to see strong demand for our corn soil insecticides and post emergent herbicide. While adverse weather conditions kept us from achieving stronger sales during the second quarter, nevertheless we recorded slightly higher revenues overall as compared to second quarter of 2012, which had set the previous Company record for second quarter sales. As we previously reported, during the second quarter, persistent rainfall delayed and compressed normal planting practices, causing some growers to make fewer crop protection applications at the time of planting or to switch from corn and cotton to plant soybeans, which require a shorter growing period. Strong sales of our corn products were offset by a drop in sales of both our cotton and peanut products, resulting primarily from a decline in planted acres of those crops. Further, we did see more conservative purchasing patterns towards the end of the second quarter, as distribution reacted to increasing inventory levels.”

Mr. Wintemute continued: “Despite this late spring slowdown in grower demand, we continued to demonstrate strong gross margin performance, achieving 46% in the first half of 2013 compared to 44% in 2012. Our second quarter performance was better with gross margin of 48% as compared to 45% last year. During the second quarter, we extended our agreement with Monsanto to co-market our Impact® herbicide with their market leading Roundup brands. We continued to carefully manage our balance sheet including putting in place an expanded credit facility with our lender group, providing the Company with the capacity to pursue its domestic and international strategy. In keeping with our dedication to strategic growth, we have strengthened our organization to exploit promising opportunities in product development, international expansion and non-agricultural pest control markets.”

Mr. Wintemute concluded: “In the second half of 2013, we continue to see solid demand for our diversified product lines across the many crops and geographies that they serve. Factors affecting both the third and fourth quarters performance include the successful promotion and sales of our market leading post-harvest Metam soil fumigants, the normal late-summer pest pressure to support our Bidrin® foliar cotton insecticide, favorable autumn weather conditions to support of our Folex® cotton harvest defoliant, and wet weather in regions where our Dibrom® mosquito adulticide is used. At the end of the fourth quarter we will look for early 2014 season demand for both our granular corn soil insecticides and our Impact herbicide, which are both typically placed into the distribution chain at the end of the calendar year in readiness for the new season. Even with some working capital controls influencing distribution channel purchasing patterns, we believe, as do our customers, that our yield enhancing products are an essential part of integrated pest management, and that American Vanguard’s important role in modern agriculture will continue to serve as the foundation of our enduring business model.”

Conference Call

Eric Wintemute, Chairman & CEO and David Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:30 pm ET / 1:30 pm PT on Monday, August 5, 2013. Interested parties may participate in the call by dialing (201) 493-6744 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes as well as the S&P Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.amvac-chemical.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com (212) 836-9611

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30		For the six months ended June 30
	2013	2012	2013	2012
Net sales	$86,761	$84,837	$208,298	$172,092
Cost of sales	44,695	46,491	112,451	96,368

Gross profit	42,066	38,346	95,847	75,724
Operating expenses	29,169	24,104	56,798	47,080

Operating income	12,897	14,242	39,049	28,644
Interest expense	701	721	1,248	1,456
Interest capitalized	(31)	(112)	(225)	(148)

Income before provision for income taxes	12,227	13,633	38,026	27,336
Income tax expense	3,961	4,889	12,941	9,858

Net income	8,266	8,744	25,085	17,478
Net loss attributable to non-controlling interest	120	—	216	—

Net income attributable to American Vanguard	8,386	8,744	25,301	17,478

Change in fair value of interest rate swap	174	24	352	46
Foreign currency translation adjustment	(476)	(420)	(69)	122

Comprehensive income	$8,084	$8,348	$25,584	$17,646

Earnings per common share—basic	$.29	$.31	$.89	$.63

Earnings per common share—assuming dilution	$.29	$.30	$.88	$.61

Weighted average shares outstanding—basic	28,295	27,858	28,280	27,740

Weighted average shares outstanding—assuming dilution	28,886	28,737	28,884	28,544

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June, 30, 2013	Dec. 31, 2012
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash	$32,414	$38,476
Receivables:
Trade, net of allowance for doubtful accounts of $557 and $623, respectively	67,376	76,073
Income taxes receivable	148	—
Other	1,414	1,230

	68,938	77,303

Inventories	127,150	87,951
Prepaid expenses	13,411	13,710
Deferred income tax assets	4,877	4,877

Total current assets	246,790	222,317
Property, plant and equipment, net	49,828	45,701
Intangible assets	110,247	113,521
Other assets	30,372	18,351

	$437,237	$399,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$70	$16,247
Current installments of other liabilities	1,524	1,839
Accounts payable	23,953	32,838
Deferred revenue	278	20,427
Accrued program costs	88,508	32,335
Accrued expenses and other payables	8,793	8,671
Income taxes payable	—	1,313

Total current liabilities	123,126	113,670
Long-term debt, excluding current installments	40,911	36,196
Other liabilities, excluding current installments	4,291	5,425
Deferred income taxes	19,163	19,163

Total liabilities	187,491	174,454

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 30,972,048 shares at June 30, 2013 and 30,766,730 shares at December 31, 2012	3,099	3,077
Additional paid-in capital	56,632	54,323
Accumulated other comprehensive loss	(1,479)	(1,762)
Retained earnings	196,155	174,243

	254,407	229,881
Less treasury stock, at cost, 2,310,634 shares at both June 30, 2013 and December 31, 2012	(4,804)	(4,804)

American Vanguard stockholders’ equity	249,603	225,077
Non-controlling interest	143	359

Total stockholders’ equity	249,746	225,436

	$437,237	$399,890

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

For The Six Months Ended June 30, 2013 and 2012

(Unaudited)

Increase (decrease) in cash	2013	2012
Cash flows from operating activities:
Net income	$25,085	$17,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed and intangible assets	7,461	7,046
Amortization of other long term assets	1,802	1,574
Amortization of discounted liabilities	86	396
Stock-based compensation	1,747	1,031
Tax benefit from exercise of stock options	(57)	(160)
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	8,513	(3,862)
Increase in inventories	(39,199)	(8,854)
Increase in prepaid expenses and other assets	(9,837)	(2,555)
(Decrease) increase in income tax receivable/payable, net	(1,404)	393
(Decrease) increase in accounts payable	(8,532)	668
Decrease in deferred revenue	(20,149)	(7,370)
Increase in other payables and accrued expenses	54,529	30,883

Net cash provided by operating activities	20,045	36,668

Cash flows from investing activities:
Capital expenditures	(8,360)	(13,061)
Investment	(3,687)	—

Net cash used in investing activities	(12,047)	(13,061)

Cash flows from financing activities:
Net borrowings under line of credit agreement	40,750	—
Payments on long-term debt	(46,000)	(4,000)
Payments on other long-term liabilities	(1,238)	—
Tax benefit from exercise of stock options	57	160
Decrease in other notes payable	(6,154)	(6,827)
Payment of cash dividends	(1,976)	(1,380)
Proceeds from the issuance of common stock (sale of stock under ESPP and exercise of stock option)	527	1,285

Net cash used in by financing activities	(14,034)	(10,762)

Net (decrease) increase in cash	(6,036)	12,845
Cash and cash equivalents at beginning of year	38,476	35,085
Effect of exchange rate changes on cash	(26)	118

Cash and cash equivalents as of June 30	$32,414	$48,048